Exhibit 99.5

On June 23, 2014, Oracle announced that it has entered into an agreement to acquire MICROS Systems, Inc., a provider of integrated software and hardware solutions to the Hospitality and Retail industries. The proposed transaction is expected to close in the second half of 2014. Until the transaction closes, Oracle and MICROS will continue to operate independently and it is business as usual.

MICROS offers a range of software, hardware and related services along with rapidly growing cloud solutions to manage hotels, food & beverage facilities, and retailers. MICROS’ proven and innovative technologies are built and serviced by more than 6,600 employees with deep domain expertise and are in use across 330,000 customer sites in 180 countries.

Cloud, mobile, social, big data and the internet of things are impacting every industry, encouraging companies to modernize in order to compete effectively. The addition of MICROS extends Oracle’s offerings in industries by combining MICROS’ industry specific applications with Oracle’s business applications, technologies and cloud portfolio. Together, Oracle and MICROS will help Hospitality and Retail companies to accelerate innovation, transform their businesses, and delight customers with complete, open and integrated solutions.

Cautionary Statement Regarding Forward-Looking Statements

This document contains certain forward-looking statements about Oracle and MICROS, including statements that involve risks and uncertainties concerning Oracle’s proposed acquisition of MICROS, anticipated customer benefits and general business outlook. When used in this document, the words “anticipates”, “can”, “will”, “look forward to”, “expected” and similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements. Any such statement may be influenced by a variety of factors, many of which are beyond the control of Oracle or MICROS, that could cause actual outcomes and results to be materially different from those projected, described, expressed or implied in this document due to a number of risks and uncertainties. Potential risks and uncertainties include, among others, the possibility that the transaction will not close or that the closing may be delayed, the anticipated synergies of the combined companies may not be achieved after closing, the combined operations may not be successfully integrated in a timely manner, if at all, general economic conditions in regions in which either company does business, and the possibility that Oracle or MICROS may be adversely affected by other economic, business, and/or competitive factors. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of Oracle or MICROS.

In addition, please refer to the documents that Oracle and MICROS, respectively, file with the U.S. Securities and Exchange Commission (the “SEC”) on Forms 10-K, 10-Q and 8-K. These filings identify and address other important factors that could cause Oracle’s and MICROS’ respective operational and other results to differ materially from those contained in the forward-looking statements set forth in this document. You are cautioned to not place undue reliance on forward-looking statements, which speak only as of the date of this document. Neither Oracle nor MICROS is under any duty to update any of the information in this document.

Oracle is currently reviewing the existing MICROS product roadmap and will be providing guidance to customers in accordance with Oracle’s standard product communication policies. Any resulting features and timing of release of such features as determined by Oracle’s review of MICROS’ product roadmap are at the sole discretion of Oracle. All product roadmap information, whether communicated by MICROS or by Oracle, does not represent a commitment to deliver any material, code, or functionality, and should not be relied upon in making purchasing decision. It is intended for information purposes only, and may not be incorporated into any contract.

Additional Information about the Acquisition and Where to Find It

In connection with the proposed acquisition, Oracle will commence a tender offer for the outstanding shares of MICROS. The tender offer has not yet commenced. This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of MICROS, nor is it a substitute for the tender offer materials that Oracle and its acquisition subsidiary will file with the SEC upon commencement of the tender offer. At the time the tender is commenced, Oracle and its acquisition subsidiary will file tender offer materials on Schedule TO, and MICROS will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. The tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other tender offer documents) and the Solicitation/Recommendation Statement will contain important information. Holders of shares of MICROS are urged to read these documents when they become available because they will contain important information that holders of MICROS securities should consider before making any decision regarding tendering their securities. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of shares of MICROS at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s web site at www.sec.gov.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Oracle and MICROS file annual, quarterly and special reports and other information with the SEC. You may read and copy any reports or other information filed by Oracle or MICROS at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Oracle’s and MICROS’ filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.